Press Release
Media Contact:
David Fluhrer
631-501-7102
516-589-0778
david.fluhrer@gentiva.com

FOR IMMEDIATE RELEASE

Gentiva President and COO Perry Departs After 12 Years with Company

Melville, NY, January 24, 2006 -- Gentiva Health Services, Inc. (NASDAQ: GTIV), the nation's largest provider of comprehensive home health services, today announced that President and Chief Operating Officer Al Perry will leave Gentiva, effective January 31, 2006, after 12 years with the Company.

A 33-year veteran of the home healthcare and managed care industries, Perry has had overall operating responsibility for Gentiva's two business segments -- Home Healthcare Services and CareCentrix® ancillary care benefit management services -- since he became President and Chief Operating Officer in 2002. He joined Gentiva's predecessor company as Vice President, Business Development in 1994 and later held separate positions leading Gentiva's home nursing operations and CareCentrix. Perry earlier held a number of management positions during an 18-year career in the managed care industry.

"Al Perry has been a key figure in the development of Gentiva and the advancement of the home healthcare industry," said Gentiva Chairman and CEO Ron Malone, who will assume Perry's responsibilities until a successor is named. "Our Company and our people have benefited greatly from his knowledge and vision of the healthcare system in general, and especially from his expertise in managed care and its relationship to homecare. There is no doubt that Al's presence will be missed, although we will continue to benefit from his many accomplishments here at Gentiva."

"As Gentiva now moves into a wonderful new phase of development with its planned acquisition of The Healthfield Group," Perry said, "this is the right time for me to move forward with my plans and the next phase in my personal life. I'm proud to have been associated with America's finest home healthcare organization, its outstanding people and all we've accomplished, and I have every confidence that great things lie ahead for Gentiva."

On January 5, 2006, Gentiva announced that it had entered into an agreement to acquire The Healthfield Group, Inc. --  a leading provider of home healthcare and hospice with approximately 130 locations primarily in eight southeastern states -- for $454 million in cash and stock, excluding transaction costs and subject to post-closing adjustments. The transaction is expected to close during the first quarter of 2006.

About Gentiva Health Services, Inc.
Gentiva Health Services, Inc. is the nation's largest provider of comprehensive home health services. Gentiva serves patients through more than 350 direct service delivery units within approximately 250 locations in 35 states, and through CareCentrix®, which manages home healthcare services for many major managed care organizations throughout the United States and delivers them in all 50 states through a network of more than 2,500 third-party provider locations, as well as Gentiva locations. The Company is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; social work; nutrition; disease management education; and help with daily living activities, as well as other therapies and services. Gentiva's revenues are generated from commercial insurance, federal and state government programs and individual consumers. For more information, visit Gentiva's web site, www.gentiva.com, and its investor relations section at http://www.gentiva.com/investors.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "assumes," "trends" and similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company's current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the Company's ability to consummate the acquisition of The Healthfield Group, Inc., to successfully integrate its operations, and to achieve expected synergies and operating efficiencies in the acquisition, in each case, within expected time-frames or at all; the Company's ability to obtain financing and regulatory approvals required to complete the acquisition on the terms expected or within expected time-frames; revenues may be lower than expected following the acquisition; difficulties in maintaining relationships with employees, customers, or suppliers may be greater than expected following the acquisition; general economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for health care reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets the Company operates in; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters or terrorist acts; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company's various filings with the Securities and Exchange Commission (SEC), including the "risk factors" section contained in the Company's annual report on Form 10-K, as amended, for the year ended January 2, 2005.

# # #